Prospectus Supplement No. 13

Filed Pursuant to Rule 424(b)(3)

File No. 333-271215

SeaStar Medical Holding Corporation

3513 Brighton Blvd,

Suite 410

Denver, CO 80216

(844) 427-8100

Prospectus Supplement No. 13

(to the Prospectus dated April 24, 2023)

This Prospectus Supplement No. 13 supplements and amends the prospectus dated April 24, 2023, as amended by Prospectus Supplement No. 1 dated May 10, 2023, Prospectus Supplement No. 2 dated May 19, 2023, Prospectus Supplement No. 3 dated May 23, 2023, Prospectus Supplement No. 4 dated June 12, 2023, Prospectus Supplement No. 5 dated June 21, 2023, Prospectus Supplement No. 6 dated July 5, 2023, Prospectus Supplement No. 7 dated August 14, 2023, Prospectus Supplement No. 8 dated August 15, 2023, Prospectus Supplement No. 9 dated August 15, 2023, Prospectus Supplement No. 10 dated September 11, 2023, Prospectus Supplement No. 11 dated September 14, 2023 and Prospectus Supplement No. 12 dated September 26, 2023 (the “Prospectus”), relating to the sale from time to time of up to 14,228,567 shares of our common stock by a selling shareholder.

On September 26, 2023, we filed with the U.S. Securities and Exchange Commission the attached Current Report on Form 8-K.

This Prospectus Supplement No. 13 should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 13 supersedes the information contained in the Prospectus.

Our common stock is traded on the Nasdaq Stock Market under the symbol “ICU”. On September 26, 2023, the last reported sale price of our common stock was $0.19 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus dated April 24, 2023.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 13 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 13 is September 27, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2023

SeaStar Medical Holding Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-39927	85-3681132
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3513 Brighton Blvd.,
Suite 410
Denver, CO	80216
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 222-8996

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2, below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	ICU	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common Stock for $11.50 per share	ICUCW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events

As previously reported on a Form 8-K filed on August 8, 2023, SeaStar Medical Holding Corporation (the “Company”) entered into the First Amendment to the Securities Purchase Agreement (as amended, the “SPA”), dated March 15, 2023, between the Company and an institutional investor (the “Purchaser”), pursuant to which the Purchaser may purchase additional convertible promissory notes of the Company (the “Notes”), convertible into shares of common stock of the Company (“Common Stock”), in an aggregate principal amount up to $2 million. On September 26, 2023, the Company completed the third Additional Closing (as defined in the SPA) by issuing a Note with an initial conversion price equal to the lowest of (i) $0.20, (ii) the closing sale price of Common Stock on the trading day immediately preceding the date of conversion of the Note, and (iii) the average closing sale price of the Common Stock for the five (5) consecutive trading days immediately preceding the conversion date of the Note, in a principal amount of $543,478.26, and a Warrant to purchase up to 738,791 shares of Common Stock.

For more information about the terms of the SPA and related transaction documents, including the terms of the Note and the Warrant, please see the Form 8-K filed by the Company on March 16, 2023.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 26, 2023

SeaStar Medical Holding Corporation

By:	/s/ Eric Schlorff
Name:	Eric Schlorff
Title:	Chief Executive Officer